Exhibit 10.12

January 4, 2000
ATTN:    Mr. Kevin Miller

Global Financial Group, Inc.
100 Washington Square, Suite 1319
Minneapolis, MN  55401

Dear Mr. Miller:

This a draft copy of the Agreement by and among Enterprises Solutions, Inc. and its subsidiaries and its affiliates ("ESI") (the "Company") and Global Financial Group, Inc. and its affiliates ("Global") with respect to the Engagement of Global to act as the Company's non-exclusive investment advisor, non-exclusive private placement agent and non-exclusive investment banker.

In connection with its engagement hereunder, this letter Agreement shall serve as Global's intention to utilize its best efforts to effect the following:

Attempt to introduce the Company and act as a liaison to the financial community.

Attempt to raise capital for the Company through a "best efforts" Regulation D Private Placement Offering of securities in a debt or equity structure to fulfill the Company's overall business plan, including but not limited to funding of possible acquisition candidates.

Introduce to the Company possible merger & acquisition candidates.

Evaluate the Company's possible merger & acquisition candidates.

Review the business and operation of the Company and its historical and projected financial condition.

Assist the Company in listing its public shares on larger exchanges.

Provide such other investment banking and advisory services to the Company as requested, throughout the term of this Agreement.

Assist in the efficient dissemination of the Company's information to the investment community.

Follow the Company through stock research analysis.

Notwithstanding the foregoing, the intent herein described shall not obligate Global to effect any public or private financing for the Company. Any such obligation shall be conditioned in its entirety upon the execution and delivery by Global of an Agency or Underwriting Agreement satisfactory to Global and ESI.

Term of Engagement. Global and Company will act as the non-exclusive placement agent, non-exclusive investment advisor and non-exclusive investment banker for a period of twelve (12) months from the date of the execution of this engagement agreement.

Compensation.

As compensation for being an advisor to ESI, Global will receive a monthly issue of 10,000 common share warrants from the Company, at a strike equal to the closing price on February 24, 2000. The monthly issue of warrants will be limited to a total of 60,000 shares.

2a. Global shall be entitled, 90 days after the execution of this Agreement, to "piggy back" registration rights for a period of two (2) years from the date of this Agreement, pursuant to which the Company agrees to register the shares underlying the ESI Warrants detailed herein, on any registration statement filed by ESI. The Company shall send to Global each month the warrants aforementioned. Within thirty (30) days date of this Agreement, the company will send to Global a "piggy back" registration rights agreement therefore. All of the common stock issuable upon exercise of the Warrants of Global's total common stock compensation will be proportionately adjusted for stock splits, stock dividends and reclassifications. These same warrants discussed above, will have anti-dilution protection against the issuance of additional stock (with the exception of stock issued for employee stock option plans) up until the effectiveness of the registration statement covering the shares of the common stock issuable from Global's Warrants.

2b. Global shall be entitled to demand registration right on Form S-3 or other suitable form with respect to all shares of the Company's common stock issuable upon exercise of the Warrants. Such demand registration rights shall obligate the Company to file a registration statement for such shares upon written notice form Global, within 30 days after the 12th month of the effective date of this Agreement if such common stock and the shares underlying the warrants detailed herein have not already been registered, at Global's expense.

3. The Company agrees to pay to Global at each full or incremental closing of any public or private placement financing undertaken by the Company with an investor introduced to the Company by Global during the term of this Agreement
(i) a cash Transaction Fee in the amount of 10% of the amount raised by Global,
(ii) a 3% non-accountable expense allowance, and (iii) placement agent warrants, whose terms are subject to negotiation but in any event, at an exercise price no more favorable as given to the investors in such transaction, equal to 10% of the ownership given to any equity raised. All funds shall be deposited in an escrow account to be designated by Global, and released to the Company at the same time as payment of the above stated fees and expenses are made to Global. Global retains the right to sub-engage other placement agents and to pay, form Global's compensation, and finder's fee.

M/A in the event that the Company enters into a merger, acquisition, or sale transaction with a party, who has not already entered into merger and acquisition discussions with FTE prior to Global's introduction, and is introduced by Global, Global shall be entitled to receive a fee in the same form of consideration on the same terms over the same period (i.e. if Global's introduction results in a cash transaction, then Global will be compensated in cash; if Global's introduction results in a stock transaction, then Global will be compensated in stock) equal to the following formula:

5% of the first $2 Million;
4% of the following $2 Million;
3% of the following $2 Million;
2% of the following $2 Million;
and 1% of the balance of the value of the transaction

Access to Premises. In connection with the performance of service hereunder, the Company shall make its facilities, management and employees available to Global and its representatives, during normal working hours, and shall be responsive to any and all reasonable requests for information made by Global, with reasonable notice and with confidentiality. In performing its services hereunder, Global shall be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that is available from public sources and of all information that has been furnished to it by the Company and shall have no obligation to verify the accuracy or completeness of any such information or to conduct any appraisal of any assets.

Future Financing. If the Company were to receive any further capital within twenty four months from the closing of any financing from sources introduced by Global or Global affiliates during the term of this Agreement, the Company will pay to Global a cash fee of 10% of the amount raised at the closing of any such financing. The Company hereby grants to Global a right to compete on any financing undertaken or to be undertaken within the term of this Agreement.

Expenses. The Company hereby agrees to pay all actual documented costs and expenses incurred by Global in connection with its obligations and duties hereunder, including but not limited to travel, telephone, mailing and expenses of Global's counsel. These expenses incurred may add up to Two Thousand Dollars ($2,000.00) per month. Anything over this amount shall be agreed to in writing.

Indemnification. The Company agrees to indemnify Global and Global agrees to indemnify the Company as set forth in Schedule I.

Disclosure.
a.) The Company recognizes and confirms that Global in acting pursuant to this engagement will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company, and that Global does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company hereby warrants that all of its public filings, including but not limited to, reports filed under the Securities Exchange Act of 1934 as amended, and any other information relating to the company which has been publicly disseminated or delivered to Global, will not contain any untrue statement of a material fact or omit to state any material fact unnecessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The Company agrees to provide Global with (i) prompt notice of any material development affecting the Company; (ii) copies of any financial reports as soon as reasonably and financial condition of the Company as Global may from time to time reasonably request provided that such information is maintained by Global pursuant to a confidentiality Agreement.

b.) The Company agrees that any information or advise rendered by Global or its representatives in connection with this engagement is for the confidential use of the Company only and, except as otherwise required by law, The Company has not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without Global's prior written consent, unless such information becomes part of the public domain through no fault of the Company.

c.) Global agrees that any information, plans or data regarding ESI and its activities is for the confidential use of Global only and, except as otherwise required by law or otherwise in the public domain, Global will not permit any third party to disclose or otherwise permit and third party to disclose or otherwise refer to , use or act upon such information, plans or data without ESI's prior written consent.

Termination. Any termination of this Agreement by the Company shall not affect or limit (i) the rights of Global or any other indemnified person (as defined in schedule I hereto) to receive indemnification, (ii) rights to receive fees accrued prior to such termination, including but not limited to, the Warrant to acquire 60,000 shares of ESI common stock.

Miscellaneous.
a.) The Company has not taken, and will not take, any action, directly or indirectly, that would prevent the Company from utilizing any form of Registration Statement under the Securities Act of 1933 as amended or that would limit the availability of any federal or state exemption from Registration.

b.) Global may, at its own expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder, provided that the same shall comply with securities laws and shall be approved by the Company prior to dissemination.

Governing Law. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of Florida and the Parties agree that any dispute, claim or controversy relating to or arising out of this Agreement or the performance of its terms shall be resolved by arbitration before the American Arbitration Association and shall be conducted in the County and State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supercedes all previous agreements should they exist hereto, (c) shall be binding upon or inure to the benefit of the Company, Global, and other indemnified Parties and their respective successors and assigns.

If you are in agreement with the foregoing, please execute the enclosed counterpart of this letter in the space below provided for that purpose and deliver it to the undersigned, whereupon the terms hereof shall become a binding agreement between us.

Very truly yours,

/s/ Dr. John A. Solomon

Dr. John A. Solomon                                  Kevin Miller
President & CEO                                      President & CEO

                                                     /s/ Kevin Miller

AGREED TO AND ACCEPTED                       AGREED TO AND ACCEPTED
THIS 24TH day of February, 2000              THIS 24th day of February, 2000